Exhibit 5.1

LEBOEUF, LAMB, GREENE & MACRAE LLP

NEW YORK	125 WEST 55TH STREET	LONDON
WASHINGTON, D.C.	NEW YORK, NY 10019-5389	A MULTINATIONAL
ALBANY	(212) 424-8000	PARTNERSHIP
BOSTON	FACSIMILE: (212) 424-8500	PARIS
CHICAGO		BRUSSELS
HARTFORD		JOHANNESBURG
HOUSTON		(PTY) LTD.
JACKSONVILLE		MOSCOW
LOS ANGELES		RIYADH
SAN FRANCISCO		AFFILIATED OFFICE
ALMATY
BEIJING

June 29, 2007

MidAmerican Energy Company

666 Grand Avenue, Suite 500

Des Moines, Iowa 50309-2580

Re:	MidAmerican Energy Company (the “Company”) $400,000,000 5.65% Senior Notes due 2012 and $250,000,000 5.95% Senior Notes due 2017

Ladies and Gentlemen:

We have acted as counsel to MidAmerican Energy Company, an Iowa corporation (the “Company”), in connection with the issuance by the Company of $400,000,000 in aggregate principal amount of its 5.65% Senior Notes due 2012 (the “2012 Notes”) and $250,000,000 in aggregate principal amount of its 5.95% Senior Notes due 2017 (the “2017 Notes” and together with the 2012 Notes, the “Notes”) to be issued pursuant to the Indenture, dated as of October 1, 2006, (the “Base Indenture”) between the Company and the Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, to be dated as of June 29, 2007 (the “Second Supplemental Indenture”) and the sale of the Notes by the Company to the Underwriters, for whom Lehman Brothers Inc., Greenwich Capital Markets, Inc. and Goldman, Sachs & Co. are acting as Representatives, pursuant to the Underwriting Agreement, dated June 26, 2007 (the “Underwriting Agreement”), among the Company and the Underwriters. All terms not otherwise defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

In connection therewith, we have examined (i) the registration statements on Form S-3 (File No. 333-134163 and 333-142663) filed on May 31, 2006 and May 7, 2007, respectively (collectively the “Registration Statement”), (ii) the Prospectus dated May 7, 2007, (iii) the Prospectus Supplement, dated June 26, 2007, (iv) the Free Writing Prospectus, dated June 26, 2007, (v) an executed copy of the Underwriting Agreement, (vi) the Base Indenture, (vii) the form of Second Supplemental Indenture, (viii) forms of the Notes and (ix) the

June 29, 2007

unanimous written consent of the directors of the Company, dated June 26, 2007 (collectively, the “Transaction Documents”).

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified/or photostatic copies and the authenticity of such originals. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and other representatives of the Company and of public officials.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions set forth below, we are of the opinion that:

The Notes have been duly authorized and when they have been duly executed, authenticated, issued and delivered in accordance with the Underwriting Agreement, the Base Indenture and the Second Supplemental Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

The opinion expressed herein is subject to the effects of (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect affecting creditors’ rights generally; (ii) general principles of equity (regardless of whether such principles are considered in a proceeding in law or equity) and (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality.

The opinions expressed herein are limited to the laws of the State of New York.

June 29, 2007

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 29, 2007, which is incorporated by reference into the Registration Statement and the Prospectus, and to the use of our name under the caption “Experts” contained in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the Rules and Regulations promulgated thereunder.

Very truly yours,
/s/ LeBoeuf, Lamb, Greene & MacRae LLP